Exhibit 10.11

Tops Markets, LLC

c/o Morgan Stanley Capital Partners V Funding LP

1585 Broadway, Floor 39

New York, New York 10036

January 24, 2008

Mr. Kevin Darrington

4255 Lotus Lane

Coopersburg, Pennsylvania 18036

Dear Kevin:

This letter confirms the terms of your employment at Tops Markets, LLC (the “Company”).

General

During the term of your employment with the Company, you will serve as the Chief Financial Officer of the Company and you will report to the Company’s Chief Executive Officer, and to the Chairman of the Board on behalf of the Board of Directors of the Company (the “Board”).  You will, subject to the direction and supervision of the Chief Executive Officer and the Board and the Company’s policies in effect from time to time, have supervision and control over, and responsibility for, such management and operational functions of the Company as are normally assigned to a person in such position or as may reasonably change from time to time and shall have such other powers and duties as may from time to time be prescribed by the Chief Executive Officer and the Chairman of the Board, on behalf of the Board, consistent with the duties and authorities normally afforded to a chief financial officer of a company of the general size and type of the Company.

Your employment by the Company will be effective on March 3, 2008 (the “Effective Date”), provided that, on or prior to such date (i) you have executed and delivered to the Company a counterpart signature page to this letter agreement, and (ii) you have provided the Company with written confirmation from The Great Atlantic & Pacific Tea Company, Inc. (“A&P”) satisfactory to the Company to the effect that your employment by the Company does not and will not violate any agreement with A&P or any of its affiliates by which you are bound that in any way purports to restrict your business activities, or that limits your freedom to engage in any line of business or compete with A&P or any of its affiliates.

For so long as you are employed by the Company, excluding any periods of vacation and sick leave to which you are entitled, you will devote your full business time and efforts, to the best of your ability, experience and talent, to the business and affairs of the Company.  You shall not be a member of the board of directors or other comparable governing body of any other entity or be employed by or act as a consultant to, or otherwise directly or indirectly engage in any other business activity on behalf of, any other entity, in each case, without the prior written consent of the Company.

Compensation

Beginning on the Effective Date and for so long as you shall be employed by the Company, you shall receive an annual base salary of $300,000 (the “Annual Base Salary”).  The Annual Base Salary shall be paid in accordance with the customary payroll practices of the Company, subject to customary withholding and other payroll taxes.  For so long as you are employed by the Company, you will be eligible to receive an annual bonus (the “Annual Bonus”) in an amount equal to 50% of your Annual Base Salary, which amount shall be determined in good faith by the Board based on quantitative and qualitative factors (including the Company’s performance relative to its budget for the applicable year) that the Board deems appropriate.  The amount of the Annual Bonus may be a greater or lesser percentage of your Annual Base Salary in the discretion of the Board based on the foregoing factors.  Any Annual Bonus shall be payable if you were employed by the Company on December 31 of the applicable year, and shall be pro rated for the current calendar year.

Options

Pursuant to a Non-Qualified Stock Option Agreement to be entered into between Tops Holding Corporation (“Holdings”) and you (the “Option Agreement”), and subject to the terms and conditions thereof, if you are then employed by the Company, Holdings will grant to you options (the “Options”) exercisable into 1.5% of Holdings’ issued and outstanding shares of common stock, calculated on a fully-diluted basis, on the Effective Date.

The Options will be exercisable, subject to vesting, for ten years from the date of grant.  The Options will have an exercise price per share equal to $1,000, and will vest as to 33 1/3% on each of the third, fourth and fifth anniversaries of the date of grant.  Upon a Change of Control (as defined in Holdings’ 2007 Stock Incentive Plan (the “Plan”)), subject to the terms and conditions of the Plan, the Options will accelerate and become fully vested.

Benefits

For so long as you are employed by the Company, you will be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to senior executives of the Company and you will be eligible for participation in and will receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to senior executives of the Company.

The Company will provide moving expenses for you and your wife in accordance with the Company’s customary practices for senior executives and subject to the approval of the Board.  In the event that you are subject to federal, state or local income tax (together, “Taxes”) as a result of the reimbursement of such expenses (the “Reimbursement Amount”), the Company will pay to you an additional amount (the “Gross-Up Payment”), such that the net amount retained by you, after taking into account (A) the payment of any Taxes resulting from the payment of the Reimbursement Amount or any additional Taxes imposed upon the Gross-Up Payment, and (B) the Tax benefit of any deduction or credit arising from the payment of any Taxes referred to in clause (A), shall be equal to the Reimbursement Amount; provided, however, that the Company shall not be responsible for and the Gross-Up Payment shall not include any interest or penalties imposed on you due to your failure to timely or properly file and pay any Taxes due.

You will be entitled to receive reimbursement for all reasonable and documented out-of-pocket expenses incurred by you in connection with the performance of your duties hereunder, in accordance with the policies, practices and procedures of the Company as in effect from time to time.

For so long as you are employed by the Company, the Company shall reimburse you for the reasonable cost of an appropriate automobile, to the extent documented and in accordance with the Company’s policies.

For so long as you are employed by the Company, you will be entitled to holidays and four weeks paid vacation in accordance with the policies of the Company applicable to other senior executives of the Company generally.

Your employment with the Company will be “at-will,” and you understand that either the Company or you may terminate your employment, at any time, with or without Cause (as such term is defined in the Option Agreement), with no prior notice.  No course of action typically followed by the Company, oral statement by any agent of the Company or statement in any benefits or policy manual or similar document describing the Company’s policies or procedures shall eliminate or limit the Company’s right to terminate your employment at any time, with or without Cause, unless such statement is in writing, is signed by an officer of the Company, and explicitly states that it is the intention to change your at-will employment into an employment for a term of years.

Termination

If your employment is terminated without Cause (other than by reason of your death or Disability (as defined in the then-existing disability insurance plan covering you), and other than by reason of your resignation), then the Company will provide you with the following severance payments and/or benefits:

(i)                                     (A) on the date on which you would have received the next installment of your Annual Base Salary following the date on which such termination is effective (the “Termination Date”) had you then been employed by the Company, the Company shall pay to you a lump sum in the amount of your accrued but unpaid Annual Base Salary through the Termination Date, and (B) within 45 days of the Termination Date, the Company shall pay to you a lump sum in the amount of any unpaid reimbursable expenses and any unpaid amounts to which you are entitled pursuant to any of the Company’s or its affiliates’ benefit plans or programs in which you participated while you were employed by the Company (in the manner and in accordance with the terms of such plans and program, in each case through the Termination Date) (“Accrued Obligations”);

(ii)                                  if the Termination Date occurs after you relocate to Buffalo, New York, the Company shall continue to pay you your Annual Base Salary in accordance with customary payroll practices (and subject to customary withholding and payroll taxes) until the first anniversary of the Termination Date (the “Severance Period”); and

(iii)                               at the expense of the Company, you and members of your family shall be entitled to continue your participation in all welfare and benefit plans of the Company or its affiliates in which you were participating immediately prior to the Termination Date (as such benefits are from time to time in effect at the Company or its affiliates), until the earlier of (A) the expiration of the Severance Period and (B) the date that you are eligible to receive coverage and benefits from a new employer; provided, however, that if you are precluded from continuing your participation in any such welfare or benefit plan, then the Company shall pay you the economic equivalent of the benefits provided under such plan for the period specified above, it being understood that the economic equivalent of a benefit foregone shall be deemed to be the cost in the State of New York that would reasonably be incurred by you in obtaining such benefit yourself on an individual basis.

If your employment is terminated by the Company with Cause or by you for any reason, then the Company shall have no further payment obligations to you other than (i) for payment of the Accrued Obligations, and (ii) as otherwise required under the Consolidated Omnibus Budget Reconciliation Act of 1985.

If your employment is terminated due to your death or Disability, then the Company shall have no further payment obligations to you (or your legal representative, as applicable) other than for:  (i) payment of the Accrued Obligations; (ii) continuance of benefits under the Company’s or its affiliates’ disability, life, welfare and benefit plans to the Termination Date; and (iii) as otherwise required under the Consolidated Omnibus Budget Reconciliation Act of 1985.

Termination Obligations

Following the Termination Date, you shall, to the extent reasonably requested by the Company, and except as may be required by applicable law, cooperate in good faith with and assist the Company or any of its affiliates in the pursuit or defense of any claim, administrative charge or cause of action by or against the Company or any of its affiliates as to which you, by virtue of your employment with the Company, have relevant knowledge or information, including by acting as the Company’s representative in any such proceeding.

The Company’s obligations to make any payments hereunder in respect of any termination of your employment, other than payment of the Accrued Obligations, will be conditioned upon your execution and delivery of a customary general release in form and substance satisfactory to the Company.

Notwithstanding anything to the contrary contained herein, upon termination of your employment for any reason, you shall be deemed to have given the Company notice of your resignation from any and all positions as officer of the Company and its affiliates and as member of the board of directors or other similar governing body of the Company and its affiliates, to the extent applicable.

Upon termination of your employment hereunder, you shall return any and all of the Company’s and its affiliates’ property (including, without limitation, all computers, keys, credit cards, identification tags, documents and other proprietary materials) and other materials.

Non-Compete/Non-Solicitation/Confidentiality/Assignment of Inventions/Non-Disparagement

For so long as you are employed by the Company and for one (1) year after the Termination Date (the “Non-Compete Period”), you shall not, and shall not permit any of your affiliates to, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in any activity or represent any business whether now existing or hereafter established that competes with (or proposes or plans to compete with) the Company or its affiliates (a “Competitor”) (as determined in good faith by the Board) in any line of business engaged in or under development by the Company; nor shall you entice, induce or encourage any of the Company’s other employees to engage in any activity which, were it done by you, would violate any provision hereof.

During the Non-Compete Period, you agree that you will not, directly or indirectly:  (i) attempt to contact, recruit or solicit any customers of the Company; (ii) enter into any agreement with any party to recruit or solicit such customers; (iii) request any customers of the Company to curtail or cancel their business with the Company; (iv) induce or attempt to induce any employee of the Company to leave the Company’s employment; (v) assist any other person or entity in requesting or inducing any such employee of the Company to leave such employment; or (vi) induce or attempt to induce any employee of the Company to join with you in any capacity, directly or indirectly.

From and after the date hereof (whether or not the conditions to the effectiveness of the Effective Date occur), you will not disclose or use at any time, any Confidential Information of which you are or become aware, whether or not such information is developed by you, except to the extent that such disclosure or use (i) is directly related to and required by your performance in good faith of duties assigned to you by the Company, or (ii) is required by applicable law.  In the event you are requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigate demand or similar process) to disclose any part of the Confidential Information, you will notify the Company promptly in writing so that the Company may seek an appropriate protective order.  Any required disclosure made shall be no more extensive than is necessary to meet the minimum requirement imposed on you.  You shall deliver to the Company on the Termination Date, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its affiliates which you may then possess or have under your control.

As used in herein, the term “Confidential Information” means information that is not generally known to the public (including the existence and content of this letter agreement) and that is used, developed or obtained by the Company or any of its affiliates in connection with its business, including, but not limited to, information, observations and data obtained by you while employed by the Company or any predecessors thereof (including those obtained prior to the date of hereof) concerning (i) the business or affairs of the Company or such predecessors, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases,

(x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form.

You hereby assign, transfer and convey to the Company all of your right, title and interest to all inventions discoveries or improvements (whether or not patented, copyrighted or trademarked) conceived or developed by solely by you, or jointly by you with others (“Work Product”), during the period during which you are employed by the Company (and for the Non-Compete Period if and to the extent such Work Product results from any work performed for the Company or any of its affiliates, any use of the Company’s or any of its affiliates’ premises or property or any use of the Company’s or any of its affiliates’ Confidential Information).  You will promptly disclose all Work Product to the Board and perform all actions reasonably requested by the Board (whether prior to or after the Termination Date) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its affiliates (whether before or after the Termination Date) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.  You recognize and agree that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States or corresponding foreign law.

You agree that, except as may be required by applicable law, you will not make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written), to any person other than the Board, that disparages the Company or any of its affiliates (including, without limitation, Morgan Stanley or any of its affiliates) or is likely in any way to harm the business or the reputation of the Company or any of its affiliates (including, without limitation, Morgan Stanley or any of its affiliates), or any of their respective former, present, or future managers, directors, officers, members, stockholders, employees, vendors, clients, successors or assigns.

If, from and after the Termination Date, you violate any provision of this letter agreement, then the Company’s obligations to make any payments or provide any benefits to you hereunder, other than the obligation to pay the Accrued Obligations, shall be terminated and of no further force or effect, without limiting or affecting your obligations set forth herein under the caption “Non-Compete/Non-Solicitation/Confidentiality/Assignment of Inventions/Non-Disparagement,” or the Company’s other rights and remedies available at law or equity.

Because your services are special, unique and extraordinary and because you have access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this letter agreement.  Therefore, in the event of a breach or threatened breach of this letter agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

Miscellaneous

Morgan Stanley shall be a third party beneficiary to the agreements made in this letter agreement and shall have the right to enforce such agreements directly against you.  Except as set forth in the preceding sentence, nothing herein is intended to, nor shall it, confer, expressly or by implication, upon any person or entity any right or remedy under or by reason of this letter agreement, whether as a purported third party beneficiary or otherwise.

This letter agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of laws principles.

In the event of a breach by you of the provisions of this letter agreement, the Company is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and after ten (10) days prior written notice to you, to set-off and apply any and all amounts at any time held by the Company on your behalf and all indebtedness at any time owing by the Company to you against any and all of your obligations now or hereafter existing.

Kevin, we are delighted to have you on the Tops team.  Frank and I are confident that you will help us make Tops an outstanding business in upstate New York.

[Signature Page Follows]

Please acknowledge your agreement by your signature and return a signed copy to me.

Sincerely,

TOPS MARKETS, LLC

	By:	/s/ Gary Matthews
Name: Gary S. Matthews
Title: Chairman of the Board

AGREED AND ACKNOWLEDGED
This 24 day of January, 2008

/s/ Kevin Darrington
Kevin Darrington

cc: Frank Curci